UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 31, 2004

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Definitive Material Agreement

On October 31, 2004, the Board of Directors of Avanex Corporation (the “Company”) adopted and approved an Executive Cash Bonus Plan. Pursuant to the Executive Cash Bonus Plan, certain executive officers of the Company may receive one-time cash bonuses of between 24% to 40% of their base salaries following the satisfaction of certain financial and operating milestones approved by the Board of Directors. The aggregate cash payments that may be paid to executive officers of the Company upon satisfaction of the financial and operating milestones pursuant to the Executive Cash Bonus Plan would be approximately $1.1 million.

In addition, on October 31, 2004, the Board of Directors of the Company adopted and approved a Performance Recognition Reward Program. Pursuant to the Performance Recognition Reward Program, employees and executive officers of the Company may be granted options to purchase common stock of the Company based upon the achievement of certain financial and operating milestones approved by the Board of Directors. The aggregate number of shares underlying stock options that may be granted pursuant to the Performance Recognition Reward Program is approximately 900,000.

In addition, on November 1, 2004, the Company and Dr. Jo S. Major, Jr., the Company’s President and Chief Executive Officer, entered into an amendment to Dr. Major’s employment agreement dated as of August 18, 2004. Pursuant to the amendment, Dr. Major’s cash bonus for fiscal year 2005, if any, will be paid in accordance with, and only upon satisfaction of the goals and milestones set forth in, the Executive Cash Bonus Plan, similar to other executive officers of the Company. If Dr. Major’s employment with the Company is involuntarily terminated without cause prior to June 30, 2005, Dr. Major’s cash bonus shall not be paid in accordance with the Executive Cash Bonus Plan and shall be paid in accordance with terms of the employment agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ W. BRIAN KINARD
W. Brian Kinard Vice President, General Counsel

Date: November 4, 2004

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